Exhibit 10.3

Execution Copy

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

THIS NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is made as of June 15, 2011, by and between George L. Lindemann (the “Consultant”), Southern Union Company, a Delaware corporation (the “Company”) and Energy Transfer Equity, L.P. (“Parent”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Sigma Acquisition Co., Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and the “Company” have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date of this Agreement, pursuant to which Sub will merge with and into the Company (the ‘‘Merger”), which will result in the Company becoming a wholly-owned subsidiary of Parent;

WHEREAS, the Consultant is a key and one of the top two paid employees at the Company, and has invaluable knowledge and expertise regarding the Company and the Company’s operations, and, as a result of such position, has occupied a position of trust and confidence with the Company and has become familiar with Confidential Information (as defined below) of the Company and its Subsidiaries;

WHEREAS, pursuant to the terms of the Merger Agreement, the Consultant is expected to enter into a Consulting Agreement, effective as of Closing (as defined in the Merger Agreement), pursuant to which the Consultant will provide certain consulting services to the Company after the Closing (the “Consulting Agreement”), and that the Consulting Agreement and this Agreement is significant, substantial and material to the consummation of the Merger;

WHEREAS, the Consultant acknowledges that the Company and its Subsidiaries are engaged in the Business (as defined below) throughout the Territory (as defined below);

WHEREAS, Parent’s specific intent is to continue to conduct the Business after the consummation of the Merger, and Parent would not be willing to consummate the Merger unless the Consultant agreed to be bound by the terms of the Consulting Agreement and this Agreement, including the restrictive covenants in this Agreement designed to protect the Business and preserve the value and goodwill of the Business being acquired by Parent; and

WHEREAS, the parties hereto intend for this Agreement to be in compliance with any and all applicable laws and further intend for it to be fully enforceable;

TERMS AND CONDITIONS OF AGREEMENT

NOW, THEREFORE, for good and valuable consideration, including the inducement of Parent to consummate the Merger, and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Effective Date.  The “Effective Date” shall mean the date on which occurs the Closing.  In the event that the Closing does not occur, this Agreement shall not become effective.  On the Effective Date the Company (and failing same the Parent as guarantor of payment under this

Agreement) shall pay to Consultant, by wire transfer, the payment(s) set forth in Section 3 of this Agreement. This Agreement shall not become effective and have no force or effect if the Merger Agreement is terminated prior to the Closing or the Merger is otherwise not consummated.

2.             Non-Competition Period.   For the period commencing at the Closing and ending on the fifth (5th) anniversary of the Effective Date (the “Non-Competition Period”), the Consultant agrees to the below restrictive covenants. Notwithstanding the foregoing, the Non-Competition Period shall be subject to earlier termination pursuant to Sections 9(b) and 10 hereof.

3.             Non-Competition Fee.  As compensation for the Non-Compensation Period, Consultant shall receive a fee of U.S. $7,000,000 (Seven Million dollars) per annum (the “Non-Competition Fee) for each year of the Non-Competition Period (i.e., for five years). The Non-Competition Fee shall be payable starting the Effective Date.  The Non-Competition Fee shall be paid to the Consultant no less frequently than on a monthly basis for sixty months which monthly amount, for the avoidance of doubt, will be equal to the annual Consulting Fee divided by twelve (12). Consultant shall be responsible for, and shall pay, any and all taxes on such sums.

4.             Non-Competition.  The Consultant hereby agrees and covenants that, other than as provided below, during the Term (as defined below), the Consultant will not, will not attempt to, and will cause the Consultant’s Affiliates not to and not attempt to, without the prior written consent of Parent, directly or indirectly, own, manage, finance, invest in, control, engage in, operate or conduct, lend the Consultant’s name to, render services or advice to, devote material endeavor or effort to, or assist any Person or entity to conduct, the Business (other than involvement in the Business as operated by the Company, Parent or their Affiliates), or have any interest in, as a Consultant, owner, agent, employee, shareholder, officer, director, joint venturer, partner, member, security holder, creditor, consultant or in any other capacity, an entity (other than the Company, Parent or their Affiliates) conducting the Business; provided however, that this shall not prohibit the ownership of publicly-traded securities constituting not more than 5% of the outstanding securities of an entity conducting the Business and shall not limit in any way the acquisition or ownership of securities of Parent or its Affiliates.  For the avoidance of doubt the Consultant may: (a) own, manage, finance, invest in, control, engage in, operate or conduct, lend the Consultant’s name to, render services or advice to, devote material endeavor or effort to, be employed by, a consultant to and/or an officer or director of, or assist any Person or entity to conduct, any business, entity or asset, as the case may be, which the Company or Parent owns as of the Closing; and (b) own, manage, finance, invest in, control, engage in, operate or conduct, lend the Consultant’s name to, render services or advice to, devote material endeavor or effort to, be employed by, a consultant to and/or an officer or director of, or assist any Person or entity to conduct, any trade or commerce outside the Business.

5.             Non-Solicitation.  The Consultant agrees and covenants that, during the Term, the Consultant will not, and will cause the Consultant’s Affiliates not to, without the prior written consent of Parent, directly or indirectly:

(a)           (i) solicit, knowingly encourage or induce, or attempt to solicit, knowingly encourage or induce, any customer with whom the Company or its Subsidiaries was engaged in a contractual relationship, or substantive discussions or proposal negotiations, in each case as of the Effective Time, with respect to the Business to cease doing business with the Company, Parent or any of their Subsidiaries with respect to the Business within the Territory; or (ii) otherwise knowingly interfere with, impair or damage the Company’s, Parent’s or their respective Subsidiaries’ relationship with any customers or prospective customers of the Business;

(b)           (i) solicit, knowingly encourage or induce, or attempt to solicit, knowingly encourage or induce, any suppliers, licensees or business relations, or prospective suppliers, licensees or business relations with whom the Company or its Subsidiaries was engaged in a contractual relationship, or substantive discussions or proposal negotiations, in each case as of the Effective Time, with respect to the Business of the Company and its Subsidiaries to cease doing business with the Company, Parent or their respective Subsidiaries with respect to the Business within the Territory; or (ii) otherwise knowingly interfere with, impair or damage the Company’s, Parent’s or their respective Subsidiaries’ relationship with any supplier, licensee or business relation of the Business; or

(c)           solicit, encourage or induce, or attempt to solicit or induce, or assist any other Person in so soliciting, encouraging or inducing, any employee, consultant or independent contractor that was engaged by the Company or its Subsidiaries as of the Effective Time to terminate or breach an employment, contractual or other relationship with the Company, Parent or their respective Subsidiaries; provided however, this clause (c) shall not prohibit the Consultant or any of his Affiliates from soliciting or hiring any person who responds to a general advertisement or solicitation, including but not limited to advertisements or solicitations through newspapers, trade publications, periodicals, radio or internet database, or efforts by any recruiting or employment agencies, not specifically directed at employees of the Company, Parent or their respective Subsidiaries.

6.             Confidentiality.

(a)           The Consultant: (i) will not use Confidential Information (as defined below) for any purpose detrimental to the Company, Parent or any of their respective Affiliates; (ii) will not, except as directed by the Company or Parent, use for the Consultant or for others, directly or indirectly, any such Confidential Information, and (iii) except as required by law or as directed by the Company or Parent, will not disclose Confidential Information, directly or indirectly, to any other Person.  The obligations set forth in this Section 6(a) will survive the expiration of the Term and any termination of this Agreement.  The Consultant acknowledges that The Company and the Parent assert that this covenant is necessary to protect the trade secrets of the Company, Parent and/or their respective Affiliates.  If the Consultant is required by order of a governmental entity to disclose any Confidential Information, the Consultant shall promptly notify the Company and Parent so that the Company and Parent may attempt to obtain an appropriate protective order.

(b)           All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, that the Consultant  has or will possess, control, prepare, develop or receive in his capacity as an officer, director, consultant or employee of the Company or any of its Subsidiaries and that are reasonably related to or useful in the Business are and, unless agreed in writing by Parent, will remain the sole and exclusive property of the Company or its respective Subsidiaries.

(c)           Notwithstanding the foregoing, Confidential Information will not include: (i) information that is already in or subsequently enters the public domain, other than as a result of any direct or indirect action or inaction by the Consultant  or his controlled Affiliates in violation of this Agreement; (ii) information that is approved for public release by the Company, Parent or any of their respective Affiliates; (iii) the product of the Consultant ‘s general knowledge, education, training or experience obtained prior to his association with the Company or its Affiliates or its or their predecessors in interest without the benefit of any non-public information of the Company or its

Subsidiaries and which does not relate to the Business of the Company or its Subsidiaries; or (iv) information that is subsequently rightfully disclosed to the Consultant by a third party without any violation of duties of confidentiality and restricted use.

7.             Future Employment.  The Consultant agrees that, during the Term, if the Consultant accepts employment with an employer that is a commercial enterprise not controlled by the Consultant other than the Company, Parent or their respective Affiliates, the Consultant will, within ten (10) days after accepting any employment, notify the Company and Parent of the identity of any employer of the Consultant.  The Company and/or Parent may serve notice upon each such employer that the Consultant is bound by this Agreement and furnish each such employer with a copy of this Agreement or relevant portions thereof.  Further, during the Term, the Consultant will communicate the contents of Sections 2, 4 and 5 hereof to any Person that the Consultant intends to be employed by, associated with or represent.

8.             Reasonableness of Restrictions.  The Consultant acknowledges that: (a) the Consultant will significantly benefit from the transactions contemplated by the Merger Agreement, including by the Consultant’s receipt of Merger Consideration and the Consultant’s receipt of consideration under the Consulting Agreement; (b) Parent’s specific intent is to continue the specific conduct of the Business after the consummation of the Merger and a substantial portion of the value of the Business is the goodwill that the Company and its Subsidiaries has established; (c) the covenants set forth in Sections 2, 4 and 5 are necessary to enable the Company, Parent and their respective Affiliates to retain the goodwill of the Business that was based on the Company’s and its Subsidiaries’ efforts prior to the consummation of the Merger; and (d) the covenants set forth in Section 3 are necessary to enable the Company, Parent and their respective Affiliates to maintain a stable customer, supplier and employee base in order to conduct the Business, and that it could disrupt, damage, impair and interfere with the Business if the Consultant  was to engage in such solicitation.

9.             Specific Performance; Limitation of Remedies.

(a)           Specific Performance.  The parties acknowledge that the failure of any party to perform his or its covenants under this Agreement in accordance with their specific terms may cause irreparable injury to the Consultant, the Company, Parent and their respective Subsidiaries, as the case may be, for which damages, even if available, may not be an adequate remedy and that the amount of such damages could be difficult to determine.  Accordingly, the parties consent to the issuance of temporary injunctive relief to compel performance by the Consultant, the Company or Parent of the obligations hereunder or to prevent materially  breaches or threatened materially breaches by the Consultant, the Company or Parent of this Agreement, and to the grant by a court of competent jurisdiction of the remedy of specific performance of the obligations hereunder, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity.  The parties agree to not oppose, and hereby waive any defense to, the granting of a temporary restraining order and/or preliminary injunction and/or specific performance on the basis that the Consultant, Parent or the Company has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  The parties further waive any requirement under any law to post security as a prerequisite to obtaining such equitable relief.

(b)           Mutuality of and/or Satisfaction of Obligations.  In the event the Company and/or the Parent materially breaches and/or does not timely satisfy its/their obligations under this

Agreement and/or the Consulting Agreement, including without limitation the Consultant’s departure for Good Reason (as defined in the Consulting Agreement), and fails to timely cure such conduct after written notice to it/them by Consultant, the Non-Competition Period shall terminate and Consultant’s obligations under this Agreement shall immediately cease (although the Consultant’s right to continued and timely payment of the Non-Competition Fee shall remain).

(c)           Limitation of Remedies.  Notwithstanding the provisions set forth above, or any other provision contained in this Agreement, the Consultant, Parent and the Company acknowledge that no remedy conferred by any of the specific provisions of this Agreement, including without limitation this Section 9, is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

(d)           Notice.  Parent shall not commence any action seeking injunctive relief or other remedy for violation of this Agreement unless and until Parent first provides Consultant with at least 15 days prior written notice specifying the alleged violation and the alleged violation continues throughout such time period.

10.           Termination of Non-Competition Period Per Section 9(b) or upon Consultant’s Death or Disability.  Upon a termination of the Non-Competition Period: (i) per Section 9(b) above; or (ii) by reason of Consultant’s death or disability, Consultant, or the Consultant’s estate as the case may be, shall be entitled to continued and timely payments of the Non-Competition Fee.

11.           No Mitigation. Consultant shall not be required to mitigate damages or the amount of any payment provided for under this Agreement, and the amount of any payment provided for under this Agreement shall not be reduced by any compensation earned by Consultant as the result of consultancy and/or employment after the termination of the Non-Competition Period, or otherwise.

12.           Section 409A of the Code; Delay of Payments. The terms of this Agreement have been designed to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), where applicable, and shall be interpreted and administered in a manner consistent with such intent.  Notwithstanding anything to the contrary in this Agreement, if any payment pursuant to this Agreement should be deemed to be subject to an additional tax pursuant to Section 409A of the Code, the cash payments pursuant to this Agreement shall be grossed up by the Company and promptly paid to Consultant to ensure that the net amounts and benefits after any such tax received by the Consultant are no less than would have been received had Section 409A of the Code not have been deemed to apply to such payments.

13.           Parent’s Guarantee of Payment and Benefits.  In the event that Consultant is entitled to receive any payment under this Agreement from the Company and the Company fails to timely make and/or provide such payment, Parent shall, within five business days, satisfy the obligation of the Company to make or provide such payment.  To the extent applicable, this is a guarantee of payment not a guarantee of collection.

14.           Miscellaneous.

(a)           Definitions.  The following terms referred to in this Agreement shall have the following meanings:

(i)            “Affiliate” has the meaning given to the term “affiliate” in the Merger Agreement.

(ii)           “Business” means the business of [gathering, processing, transporting, storing and distributing natural gas].

(iii)          “Business Day” has the meaning given to the term “business day” in the Merger Agreement.

(iv)          “Confidential Information” means any information of a confidential or proprietary nature, including but not limited to trade secrets, or that derives value from its not generally being available that is owned or held by the Company or its Subsidiaries at the Effective Time in whatever form.

(v)           “Person” has the meaning given to the term “person” in the Merger Agreement.

(vi)          “Term” means the period commencing as of the Effective Time and continuing for five years after the Effective Time unless the Non-Competition Period is terminated earlier per Sections 9(b) and/or 10 of this Agreement.

(vii)         “Territory” means the United States.

(b)           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) on the date of delivery, if delivered in person or by facsimile or e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party, (ii) on the first Business Day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery), or (iii) on the third Business Day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(i)            If to the Consultant, to:

GEORGE L. LINDEMANN

1565 North Ocean Way

Palm Beach, Florida 33480

Facsimile: (561) 863-1704

with a copy to:

WECHSLER & COHEN, LLP

17 State Street, 15th Floor

New York, NY 10004

Facsimile: (212) 847-7955

Attention: David B. Wechsler, Esq.

(ii)           If to Parent (or Company), to:

ENERGY TRANSFER EQUITY, L.P.

3738 Oak Lawn Avenue

Dallas, TX 75219

Facsimile: (214) 981-0706

Attention: General Counsel

with a copy to:

LATHAM & WATKINS LLP

717 Texas Avenue, 16th Floor

Houston, Texas 77002

Facsimile: (713) 546-5401

Attention: William N. Finnegan IV, Esq.

Sean T. Wheeler, Esq.

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 14(b).

(c)           Entire Agreement.  This Agreement and the Consulting Agreement constitute the entire agreement among the parties and supersedes all prior and contemporaneous promises, agreements, understandings and representations between and/or among the parties.

(d)           Waiver.  Either party hereto may waive compliance with any of the agreements of the other party or conditions in favor of such party contained in this Agreement (provided, that a waiver must be in writing and signed by the party against whom the waiver is to be effective).  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(e)           Amendment.  No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by both parties hereto.

(f)            No Third Party Beneficiary.  This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g)           Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided, that Parent may assign any of its respective rights, interest or obligations to any direct or indirect Subsidiary of Parent.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

(h)           Headings; Interpretation.  Headings of the Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Whenever the context so requires, the singular shall include the plural, the plural shall include the singular, and the use of a gender shall include all genders. The terms “hereof,” “herein” and “hereunder” and terms of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the terms “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The terms “writing” and “written” and terms of like import used in this Agreement shall refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i)            Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any term or provision of this Agreement is deemed to be so broad as to be invalid or unenforceable in a particular jurisdiction, the parties agree, with respect to such jurisdiction, to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.

(j)            Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the sale of Delaware without regard to its rules of conflict of laws. Any dispute or controversy in any way arising under or in connection with this Agreement shall be decided by arbitration conducted in New York County, New York, by three arbitrators, in accordance with the rules and under the auspices of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court of competent jurisdiction.  All administration fees and arbitration fees shall be paid solely by the Company.  Notwithstanding the above, a party shall be entitled to seek a temporary restraining order, if appropriate, in any court of competent jurisdiction to prevent a continuation of an alleged violation.

(k)           Attorneys’ Fees.  In the event action is brought by any party under this Agreement to enforce or construe any of its terms, the prevailing party shall be entitled to recover, in addition to all other amounts and relief, its reasonable costs and attorneys’ fees incurred at and in preparation for arbitration, trial, appeal and review, such sum to be set by the arbitration panel and/or the court before which the matter is heard.

(l)            Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

(m)          Construction.  This Agreement shall be deemed to be the joint work product of Parent and the Consultant, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

(n)           Independent Review and Advice.  The Consultant  represents and warrants that the Consultant: (i) has carefully read this Agreement; (ii) executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof and any and all rights that each party may have with respect to one another; (iii) has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters; and (iv) is entering into this Agreement of his own free will.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

[Signature Page to Non-Competition, Non-Solicitation and Confidentiality Agreement]